Exhibit 99.1

Saving More Lives

Financial Report
July – September 2020

Stockholm, Sweden, October 23, 2020
(NYSE: ALV and SSE: ALIV.Sdb)

Autoliv

Q3 2020: Better than Q3 2019

Financial highlights Q3 2020

$2,037m net sales

0.4% organic sales growth*

8.6% operating margin

10.1% adjusted operating margin*

$1.12 EPS - an increase of $0.14

$1.48 adjusted EPS* - an increase of $0.18

Full year 2020 indications Around 14.5% net sales decline Around 13% organic sales decline Around 6% adjusted operating margin

Key business developments in the third quarter of 2020

•

Organic sales* increased by 0.4% which was 4.7pp higher than the change in global light vehicle production. Organically, all major regions developed better than LVP. Sales in China grew by 10.4% compared to 8.7% growth in LVP. Sales in Americas grew by 1.2% compared to the LVP decline of 4.3%. In Europe, LVP declined by 7.6% while our sales declined by 4.8%. Customer sourcing activity was, as expected, low in the quarter, with more than half of planned sourcing for the year expected in the fourth quarter. First nine months order intake supports a prolonged period of outgrowth.

•

Profitability improved as demand recovered and our cost reduction activities progressed according to plan. Adjusted operating margin* improved both vs. Q2 2020 and Q3 2019. The gross margin improved by 0.9pp compared to Q3 2019. Indirect workforce was reduced by around 4% vs. Q3 2019 and by around 2% vs. Q2 2020.

•

Strong cash flow and strengthened balance sheet. Operating cash flow of $352m and free cash flow* of $276m was significantly above Q3 2019 levels. Net debt* declined vs. a year earlier and the debt leverage ratio* of 2.4x improved vs. 2.9x in Q2 2020, although still higher than the 1.8x in Q3 2019. As of October 2, 2020, our Revolving Credit Facility is repaid and available for us to draw on as needed.

*For non-U.S. GAAP measures see enclosed reconciliation tables. All change figures in this release compare to the same period of previous year except when stated otherwise.

Key Figures

(Dollars in millions, except per share data)	Q3 2020	Q3 2019	Change	9M 2020	9M 2019	Change
Net sales	$2,037	$2,028	0.5%	$4,931	$6,356	(22)%
Operating income	$175	$154	14%	$75	$497	(85)%
Adjusted operating income1)	$206	$183	13%	$170	$532	(68)%
Operating margin	8.6%	7.6%	1.0pp	1.5%	7.8%	(6.3)pp
Adjusted operating margin1)	10.1%	9.0%	1.1pp	3.5%	8.4%	(4.9)pp
Earnings per share, diluted2, 3)	$1.12	$0.98	14%	$(0.02)	$3.50	(101)%
Adjusted earnings per share, diluted1, 2, 3)	$1.48	$1.30	14%	$0.95	$3.87	(75)%
Operating cash flow	$352	$195	80%	$380	$328	16%
Return on capital employed4)	18.7%	16.2%	2.5pp	2.7%	18.0%	(15.3)pp

1) Excluding costs for capacity alignment, antitrust related matters and in 2019 separation of our business segments. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 4) Annualized operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt, President & CEO

I am proud how the company has handled the COVID-19 crisis. The worst demand decline on record in the second quarter was followed by a faster than expected recovery in the third quarter, with its challenges of managing the supply chain in a safe and efficient way. The

I am pleased that our sales outperformed organically the global light vehicle production by almost 5%, with outperformance in all major regions. Backed by recent product launches, we expect a further pick up of outperformance in the fourth quarter, supporting a full year outperformance of around 6pp. As expected, order intake activity was slow in the third quarter, but we expect a very busy fourth quarter.

quarter started weak and volatile but gradually grew stronger and more stable and we managed to record higher sales, higher profits and higher cash flow compared to the third quarter 2019. The Q3 outcome reflects our efforts to come out of the crisis as a stronger company. The adjusted operating margin was the second highest for a third quarter in the past 10 years, the operating cash flow and free cash flow are the highest we have recorded in a third quarter and our net debt is the lowest since the spin-off of Veoneer. The strong performance was a result of good operational execution, effects of our Structural Efficiency Programs and crisis management in the second quarter leading to cost reductions which, although of a more temporary nature, still supported our third quarter performance.

Although it is important to realize that the COVID-19 crisis is not behind us, and global uncertainty persists, business stability and visibility have nevertheless improved, which allows us to provide a full year guidance.

Our Structural Efficiency Programs are on track and delivering savings. As part of our footprint optimization ambitions, we decided to close one plant in Germany and we will continue with further footprint optimization. With the health and safety of our employees as our first priority, we continue with more activities to further improve efficiency, optimizing our footprint and implementing the strategic initiatives outlined last year to support next year being a solid stepping stone on the journey to our 2022-24 targets.

Full year 2020 indications

Our organic sales growth and adjusted operating margin outlook indications for 2020 reflect continuing uncertainty in the automotive markets and are mainly based on our customer call-offs and light vehicle production according to IHS.

	Full Year Indication		Full Year Indication
Net sales growth	Around (14.5)%	Tax rate2)	Around 40%
Organic sales growth	Around (13)%	Operating cash flow2)	Below 2019 level
Adjusted operating margin1)	Around 6.0%	Capex, net % of sales	Below 2019 level
R,D&E, net % of sales	Above 2019 level	Leverage ratio at year end	Above target range

1) Excluding costs for capacity alignments and antitrust related matters. 2) Excluding unusual items.

The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

An earnings conference call will be held at 2:00 p.m. CET (8:00 a.m. ET) today, October 23, 2020. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

COVID-19 pandemic related business update

First nine months of 2020

The COVID-19 pandemic had a substantial impact on our operations in the first quarter, particularly in China, where most of our customers’ plants were closed for several weeks in February and operated at low levels in March. In Europe and North America, sales declined substantially in the second half of March as the pandemic led to customer plant closures. A large number of customer plants were closed in April and parts of May, followed by a ramp-up in June. According to IHS, global light vehicle production (LVP) declined by 24% in the first nine months of 2020 vs. the same period the prior year. The decline in global LVP and the slow and volatile restart and ramp-up had a significant impact on our sales and profitability in the first six months of 2020 while we managed to achieve improvements in sales, profitability and cash flow in the third quarter as our cost reduction initiatives and positive sales development more than offset the 4% global LVP decline in the third quarter.

Liquidity and management actions undertaken to manage this challenging period

During the first six months of 2020, Autoliv undertook a number of actions to support employee health and safety, corporate liquidity, cash flow and profitability. Actions included introducing a Smart Start Playbook for safe re-start and ramp-up, investing in employee safety equipment and re-designing production lines and work places as necessary. Other initiatives included drawing on our Revolving Credit Facility (which is now fully repaid), withdrawing full year guidance (now provided again), extensive use of furloughing (very limited use today), reducing headcount, sharply reducing capital expenditures, close monitoring of working capital, reducing or suspending discretionary spending and accelerated cost savings initiatives, cancelling the dividend and suspending future dividends, although the Board of Directors will review such suspension on a quarterly basis. Direct COVID-19 related costs, such as personal protective equipment, temporary supplier support and premium freight was around $10 million in the second quarter and around $5 million in the third quarter. Support from governments in connection with furloughing, short-term work weeks and similar activities was around $25 million in the second quarter and around $10 million in the third quarter.

Current situation

In all regions, the automotive industry, including Autoliv, are in different stages of ramp-up of operations. Visibility and predictability of customer demand has improved but is still limited, particularly regarding the sustainability of current demand levels, including the effects on LVP of inventory build-ups, government vehicle subsidies and the risks of another wave of COVID-19 infections in one or more of the regions where we operate or have customers or suppliers.

While we continue to focus on health and safety and cost optimization, we are ramping up production in coordination with our customers and suppliers. Below is a summary of our current view of our three most important regions.

China: LVP was above pre-crisis production levels in the second and third quarter. IHS forecasting 5% year over year decline in LVP in the fourth quarter, the decrease mainly a result of high LVP in Q4 2019.

Europe: LVP development has improved gradually from second quarter’s Y-o-Y decline of 60% to a 8% decline in the third quarter according to IHS, which forecasts around 1% Y-o-Y decline in LVP in the fourth quarter.

North America: LVP development has improved gradually from second quarter’s Y-o-Y decline of 68% to unchanged in the third quarter according to IHS, which forecasts around 1% Y-o-Y decline in LVP in the fourth quarter. Inventory levels are still low in North America.

Key Performance Trends

Sales Development by region	Capex and D&A

Adj. operating income and margin*	Operating Cash Flow excl EC antitrust payment*

Return on Capital Employed	Cash Conversion*

Key definitions

Capex: Capital Expenditures, net.

D&A: Depreciation and Amortization.

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and separation of our business segments. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Operating cash flow excluding EC antitrust payment*: Management estimate for Continuing Operations derived from cash flow including Discontinued Operations 2017-2018. Adjusted for EC antitrust payment of $203 million in 2019.

Cash conversion*: Free cash flow* in relation to net income adjusted for EC antitrust accrual in 2018 and payment in Q2 2019. Free cash flow defined as operating cash flow less capital expenditure, net.

Consolidated sales development

Third quarter 2020

Consolidated sales		Third quarter		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2020	2019
Airbag Products and Other2)		$1,331.6	$1,349.3	(1.3)%	(0.1)%	(1.2)%
Seatbelt Products2)		$705.6	$678.4	4.0%	0.3%	3.7%
Total		$2,037.2	$2,027.7	0.5%	0.1%	0.4%

Asia		$806.2	$777.7	3.7%	0.4%	3.3%
Whereof:	China	$425.2	$381.7	11.4%	1.0%	10.4%
	Japan	$180.3	$202.4	(10.9)%	0.9%	(11.8)%
	RoA	$200.7	$193.6	3.7%	(1.4)%	5.1%
Americas		$693.3	$713.1	(2.8)%	(4.0)%	1.2%
Europe		$537.7	$536.9	0.1%	4.9%	(4.8)%
Total		$2,037.2	$2,027.7	0.5%	0.1%	0.4%
1) Effects from currency translations. 2) Including Corporate and other sales.

Third quarter 2020 development

Sales by product - Airbags

Sales of side airbags increased slightly, mainly from most types of side airbags in South Korea and inflatable curtains and chest airbags in China. Sales of frontal airbags decreased slightly, due to weak sales of passenger airbags in Japan and ASEAN. Sales of inflators, including inflator replacements, decreased by around $20 million.

Sales by product - Seatbelts

Seatbelt sales organic growth* mainly reflects positive development with pretensioner seatbelts, especially in North America, China and Japan. Europe was the only large region with organic seatbelt sales decline.

Sales by region

Our global organic sales* increased by 0.4% compared to the LVP decline of 4.3% (according to IHS). Sales increased organically in China, Rest of Asia and Americas and decreased in Europe and

Japan. Our organic sales development outperformed LVP in all major regions - by almost 6pp in Americas, by almost 3pp in Europe and by almost 2pp in China.

Q3 2020 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	1.2%	(4.8)%	10.4%	(11.8)%	5.1%	0.4%
Main growth drivers	Tesla, Toyota, VW	PSA, Toyota	GM, VW, Honda	Suzuki, Toyota, Honda	Hyundai/Kia, GM, Tata	Toyota, Tesla, GM, VW
Main decline drivers	Inflators, Nissan, FCA	Daimler, Renault, BMW	Daimler, Nissan, Mitsubishi	Mitsubishi, Nissan, Mazda	Mitsubishi, Toyota	Mitsubishi, Nissan, Daimler, Inflators

Light vehicle production development

Change vs same period last year

Q3 2020	Americas	Europe	China	Japan	Rest of Asia	Global
IHS LVP (Oct 2020)	(4.3)%	(7.6)%	8.7%	(11.8)%	(16.8)%	(4.3)%
IHS LVP (July 2020)	(7.0)%	(9.3)%	(4.8)%	(19.9)%	(28.0)%	(11.8)%

Consolidated sales development

First nine months 2020

Consolidated sales		First 9 months		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2020	2019
Airbag Products and Other2)		$3,187.5	$4,232.7	(24.7)%	(1.8)%	(22.9)%
Seatbelt Products2)		$1,743.1	$2,123.7	(17.9)%	(2.1)%	(15.8)%
Total		$4,930.6	$6,356.4	(22.4)%	(1.9)%	(20.5)%

Asia		$1,991.2	$2,286.1	(12.9)%	(1.3)%	(11.6)%
Whereof:	China	$989.1	$1,061.7	(6.8)%	(1.8)%	(5.0)%
	Japan	$487.9	$601.6	(18.9)%	1.4%	(20.3)%
	RoA	$514.2	$622.8	(17.4)%	(2.9)%	(14.5)%
Americas		$1,578.9	$2,214.2	(28.7)%	(3.5)%	(25.2)%
Europe		$1,360.5	$1,856.1	(26.7)%	(0.8)%	(25.9)%
Total		$4,930.6	$6,356.4	(22.4)%	(1.9)%	(20.5)%
1) Effects from currency translations. 2) Including Corporate and other sales.

First nine months 2020 development

Sales by product - Airbags

Sales of all our airbag products except textiles declined organically* by between 17% and 58% in the first nine months of the year, reflecting the 23.9% decline in LVP. Textiles increased by 51%, reflecting new sales of textiles for manufacturing of personal protection equipment. Inflator sales declined organically* by around 58%.

Sales by product - Seatbelts

Japan showed a slight organic seatbelt sales growth*, while all other regions showed organic sales declines between 5% and 31%.

Sales by region

The global organic sales* decline of 20.5% was 3.4pp better than LVP (according to IHS). Sales declined organically in all regions. The largest organic sales decline drivers were Americas and

Europe, followed by Japan, Rest of Asia and China. Our organic sales* development outperformed LVP in all regions - by 5.5pp in China, by 4.3pp in Americas and by 3.6pp in Europe.

First nine months 2020 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	(25.2)%	(25.9)%	(5.0)%	(20.3)%	(14.5)%	(20.5)%
Main growth drivers	Tesla, Mazda	Inflators	GM, Ford, Toyota	Suzuki, Honda	GM, Renault	Tesla
Main decline drivers	FCA, Honda, Nissan, Inflators	Daimler, VW, Renault, BMW	Nissan, Great Wall, Inflators	Mitsubishi, Nissan, Mazda	Mitsubishi, Suzuki, Toyota	FCA, Nissan, Daimler, Honda, Inflators

Light vehicle production development

Change vs same period last year

First nine months 2020	Americas	Europe	China	Japan	Rest of Asia	Global
IHS LVP (Oct 2020)	(29.5)%	(29.5)%	(10.5)%	(21.9)%	(31.3)%	(23.9)%
IHS LVP (Jan 2020)	0.9%	(2.6)%	(1.2)%	(3.7)%	(2.6)%	(1.6)%

Key launches in the third quarter 2020

Cadillac Escalade	Mercedes S-Class	VW ID.3

Citroen C4	Hyundai Tucson	Nissan Rogue/X-Trail

Ford F-150	Ford Bronco	Ford Mustang Mach-E

Driver/Passenger airbags	Seatbelts	Side airbags

Head/Inflatable Curtain airbags	Steering Wheel	Knee Airbag

Front Center Airbag	Bag In Belt	Pyrotechnical Safety Switch

Financial development

Selected income statement items

Condensed income statement	Third quarter			First 9 months
(Dollars in millions, except per share data)	2020	2019	Change	2020	2019	Change
Net sales	$2,037.2	$2,027.7	0.5%	$4,930.6	$6,356.4	(22.4)%
Cost of sales	$(1,637.5)	$(1,648.6)	(0.7)%	$(4,185.5)	$(5,198.8)	(19.5)%
Gross profit	$399.7	$379.1	5.4%	$745.1	$1,157.6	(35.6)%
S,G&A	$(91.7)	$(97.7)	(6.1)%	$(283.7)	$(300.2)	(5.5)%
R,D&E, net	$(101.6)	$(99.1)	2.5%	$(292.2)	$(323.5)	(9.7)%
Amortization of intangibles	$(2.4)	$(2.9)	(17.2)%	$(7.5)	$(8.6)	(12.8)%
Other income (expense), net	$(29.5)	$(25.6)	15.2%	$(86.4)	$(28.8)	200.0%
Operating income	$174.5	$153.8	13.5%	$75.3	$496.5	(84.8)%
Adjusted operating income1)	$205.6	$182.5	12.7%	$170.2	$532.1	(68.0)%
Financial and non-operating items, net	$(26.0)	$(19.4)	34.0%	$(62.0)	$(57.7)	7.5%
Income before taxes	$148.5	$134.4	10.5%	$13.3	$438.8	(97.0)%
Tax rate	33.5%	36.0%	(2.5)pp	104.4%	30.1%	74.3pp
Net income (loss)	$98.8	$86.0	14.9%	$(0.6)	$306.9	(100.2)%
Earnings per share2, 3)	$1.12	$0.98	14.3%	$(0.02)	$3.50	(100.6)%
Adjusted earnings per share1, 2, 3)	$1.48	$1.30	13.8%	$0.95	$3.87	(75.5)%

Gross margin	19.6%	18.7%	0.9pp	15.1%	18.2%	(3.1)pp
S,G&A % of sales	(4.5)%	(4.8)%	(0.3)pp	(5.8)%	(4.7)%	1.1pp
R,D&E, net % of sales	(5.0)%	(4.9)%	0.1pp	(5.9)%	(5.1)%	0.8pp
Operating margin	8.6%	7.6%	1.0pp	1.5%	7.8%	(6.3)pp
Adjusted operating margin1)	10.1%	9.0%	1.1pp	3.5%	8.4%	(4.9)pp

1) Non-U.S. GAAP measure, excluding costs for capacity alignment, antitrust related matters and in 2019 separation of our business segments. See reconciliation table. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

Third quarter 2020 development

Gross profit increased by $21 million and the gross margin increased by 0.9pp compared to the same quarter 2019. The gross margin increase was primarily driven by labor and direct materiel productivity.

S,G&A declined by $6 million, or 6%, compared to the prior year, mainly due to lower costs for personnel, including consultants.

R,D&E, net costs increased by $3 million compared to the prior year, as reduced personnel costs was more than offset by negative effect from lower engineering income and miscellaneous items.

Other income (expense), net was negative $30 million, mainly relating to restructuring activities in Europe.

Operating income increased by $21 million compared to the same period in 2019, as a consequence of the higher gross profit and lower costs for S,G&A being partly offset by higher costs in Other income (expense), net and R,D&E, net.

Adjusted operating income* increased by $23 million compared to the prior year, mainly due to the higher gross profit and lower costs for S,G&A being partly offset by higher costs for R,D&E, net.

Financial and non-operating items, net costs were $7 million higher vs. Q3 2019, mainly as a result of higher interest expense due to higher debt and higher pension related expenses.

Income before taxes increased by $14 million compared to the prior year, mainly due to the higher operating income.

Tax rate was 33.5%, compared to 36.0% in the same quarter last year, impacted by losses without tax benefit and an unfavorable country mix.

Earnings per share, diluted increased by $0.14 compared to a year earlier, where the main drivers were $0.17 from higher adjusted operating income* and $0.06 from lower tax partly offset by $0.04 in higher capacity alignment accruals and $0.05 from higher costs for financial items.

First nine months 2020 development

Gross profit declined by $413 million and the gross margin declined by 3.1pp compared to the same period 2019. The gross margin decline was primarily driven by lower sales and lower utilization of our assets from the decline in LVP. The sharp sales decline followed by a volatile restart and ramp-up with limited visibility and predictability had a significant effect on our gross margin, despite significant reductions in costs for material and labor.

S,G&A decreased by $17 million, or by 6%, mainly due to lower personnel costs.

R,D&E, net declined by $31 million, or by 10%, mainly due to positive year over year effects from lower personnel costs due to reduced headcount and furloughing.

Other income (expense), net costs increased by $58 million compared to a year earlier, mainly due to higher accruals for restructuring activities in the first nine months of 2020 compared to a year earlier. The accruals are mainly related to future reductions of our indirect workforce.

Operating income decreased by $421 million, mainly as a consequence of the declines in gross profit and other income (expense), net, partly offset by lower costs for S,G&A and R,D&E, net.

Adjusted operating income* decreased by $362 million, mainly due to the lower gross profit, partly offset by lower costs for S,G&A and R,D&E, net.

Financial and non-operating items, net costs were $4 million higher than a year earlier, mainly due to unfavorable effects of exchange rate changes and higher pension related expenses.

Income before taxes decreased by $426 million, as a consequence of lower operating income.

Tax rate was 104.4%, compared to 30.1% last year, impacted by unfavorable country mix and losses without tax benefit.

Earnings per share, diluted decreased by $3.52 where the main drivers were $2.89 from lower adjusted operating income and $0.60 from higher capacity alignment accruals.

Selected Balance Sheet and Cash Flow items

Selected Balance Sheet items	Third quarter
(Dollars in millions)	2020	2019	Change
Operating working capital	$379.3	$619.5	(38.8)%
Operating working capital % of sales1)	5.3%	7.2%	(1.9)pp
Cash & cash equivalents	$1,476.5	$334.4	341.5%
Gross Debt2)	$3,032.6	$2,105.0	44.1%
Net Debt3)	$1,573.1	$1,781.3	(11.7)%
Total equity	$2,113.3	$1,999.3	5.7%
Leverage ratio4)	2.4	1.8	33.3%

1) Latest 12 months of net sales. 2) Short- and long-term interest-bearing debt. 3) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non U.S. GAAP measure. See reconciliation table. 4) Net debt adjusted for pension liabilities in relation to EBITDA. Non U.S. GAAP measure. See reconciliation table.

Selected Cash Flow items	Third quarter			First 9 months
(Dollars in millions)	2020	2019	Change	2020	2019	Change
Net income (loss)	$98.8	$86.0	14.9%	$(0.6)	$306.9	(100.2)%
Changes in operating assets and liabilities	$137.8	$16.4	740.2%	$163.2	$(37.8)	531.7%
Depreciation and amortization	$92.8	$84.1	10.3%	$268.1	$260.1	3.1%
Other, net1)	$22.8	$8.8	159.1%	$(50.7)	$(200.8)	(74.8)%
Operating cash flow	$352.2	$195.3	80.3%	$380.0	$328.4	15.7%
Capital expenditure, net	$(76.4)	$(122.3)	(37.5)%	$(228.5)	$(358.1)	(36.2)%
Free cash flow2)	$275.8	$73.0	277.8%	$151.5	$(29.7)	(610.1)%
Cash conversion3)	279.1%	84.9%	194.2pp	n/a	n/a	n/a
Dividends paid	–	$(54.2)	(100.0)%	$(54.1)	$(162.7)	(66.7)%

1) For first 9 months 2019 including EC antitrust non-cash provision and payment. 2) Operating cash flow less Capital expenditures, net. Non-U.S. GAAP measure. See enclosed reconciliation table. 3) Free cash flow relative to Net income. Non U.S. GAAP measure. See reconciliation table. The comparative cash conversion for first 9 months 2019 has been adjusted to n/a from that previously published. This is to align with the current period methodology applied that cash conversion is not applicable when the free cash flow or net income is negative in a period.

Third quarter 2020 development

Operating working capital* was 5.3% of sales compared to 7.2% of sales a year earlier, mainly as a consequence of more positive effects from accounts receivables, inventories and various accruals vs. the prior year. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Operating cash flow was $352 million, compared to $195 million a year earlier. The improvement was mainly due to more positive effects from changes in accounts payable and accrued expenses, inventories and income taxes partly offset by more negative effect from receivables and other assets vs. the prior year.

Capital expenditure, net was 38% lower than a year earlier, reflecting our efforts to reduce capital expenditure to support cash flow. Capital expenditure, net in relation to sales was 3.8% vs. 6.0% a year earlier.

Free cash flow* amounted to $276 million, compared to $73 million a year earlier. The increase was due to the higher operating cash flow and lower capital expenditure, net.

Cash conversion* defined as free cash flow* in relation to net income, was 279%, driven by the high level of free cash flow.

Net debt* was $1,573 million as of September 30, 2020, which was $208 million lower than a year earlier and $265 million lower compared to June 30, 2020.

Liquidity position At September 30, 2020 our cash balance was $1.5 billion, and including committed, unused loan facilities, our liquidity position was $2.0 billion. On October 2, 2020, the Revolving Credit Facility was fully repaid through a $600 million payment. Remaining debt maturing in 2020 is $117 million, with another $275 million maturing in 2021.

Leverage ratio* Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of September 30, 2020, the Company had a leverage ratio of 2.4x, compared to 1.8x at September 30, 2019 as a lower net debt was more than offset by a lower adjusted 12 month trailing EBITDA vs. a year earlier. At June 30, 2020, the leverage ratio was 2.9x.

Total equity increased by $114 million compared to September 30, 2019 mainly due to $155 million in net income and $28 million from positive foreign exchange effects, partly offset by $55 million in dividends.

First nine months 2020 development

Operating cash flow was $380 million compared to $328 million a year earlier. The improvement was primarily a result of more positive effects from changes in working capital in 2020 and the EC antitrust payment of $203 million in Q2 2019, partly offset by a lower net income in 2020.

Capital expenditure, net of $229 million was 36% lower than a year earlier, reflecting efforts to reduce capital expenditure to support cash flow. Capital expenditure, net in relation to sales was 4.6%

compared to 5.6% in the same period 2019.

Free cash flow* amounted to $152 million compared to $30 million negative a year earlier, where the improvement was due to the higher operating cash flow and lower capital expenditure, net.

Cash conversion* defined as free cash flow* in relation to net income, was not meaningful in the first half year as net income was close to zero.

Headcount

	Sep 30, 2020	Jun 30, 2020	Sep 30, 2019
Headcount	65,289	61,767	64,868
Whereof: Direct workers in manufacturing	72%	70%	71%
Best cost countries	81%	81%	80%
Temporary personnel	9%	6%	9%

Compared to June 30, 2020, total headcount (permanent employees and temporary personnel) increased by 3,522. The increase in the quarter was driven by an increase of around 9% of the direct workforce reflecting a sharp increase in light vehicle production compared to second quarter 2020. The indirect workforce decreased by around 2%, reflecting our Structural Efficiency Programs. Compared to a year ago, total headcount increased by 0.6%, driven by an increase of around 3% of the direct workforce and a reduction of 4% of the indirect workforce.

Key Ratios

	Third quarter		First 9 months		Latest 12	Full Year
	2020	2019	2020	2019	months	2019
Income Statement
Earnings per share, basic1)	$1.13	$0.98	$(0.02)	$3.51	$1.76	$5.29
Earnings per share, diluted1, 2)	$1.12	$0.98	$(0.02)	$3.50	$1.76	$5.29
Gross margin, %3)	19.6	18.7	15.1	18.2	16.5	18.5
Adjusted operating margin, %4)	10.1	9.0	3.5	8.4	5.8	9.1
R,D&E net in relation to sales, %	(5.0)	(4.9)	(5.9)	(5.1)	(5.3)	(4.7)
Balance Sheet
Operating working capital in relation to sales, %5)	5.3	7.2	5.3	7.2	5.3	6.6
Capital employed, $ in millions6)	3,686	3,781	3,686	3,781	3,686	3,772
Return on total equity, %7)	19.4	17.1	0.0	20.7	7.6	23.1
Return on capital employed, %8)	18.7	16.2	2.7	18.0	8.2	19.7
Cash dividend paid per share	–	$0.62	$0.62	$1.86	$1.24	$2.48
Net debt, $ in millions9)	1,573	1,781	1,573	1,781	1,573	1,650
Leverage ratio10)	2.4	1.8	2.4	1.8	2.4	1.7
Days receivables outstanding11)	73	75	90	72	84	70
Days inventory outstanding12)	36	37	45	35	41	35
Cash flow Statement
Operating Cash flow, $ in millions	352.2	195.3	380.0	328.4	692.3	640.7
Depreciation and amortization, $ in millions	92.8	84.1	268.1	260.1	358.6	350.6
Capital expenditures, net in relation to sales, %	(3.8)	(6.0)	(4.6)	(5.6)	(4.9)	(5.6)
Free Cash flow, $ in millions13)	275.8	73.0	151.5	(29.7)	345.8	164.6
Cash conversion, %14)	279.1	84.9	n/a	n/a	222.7	35.6
Direct shareholder return, $ in millions15)	–	(54.2)	(54.1)	(162.7)	(108.4)	(217.0)
Other
No. of shares at period-end in millions16)	87.3	87.2	87.3	87.2	87.3	87.2
Weighted average no. of shares in millions2)	87.5	87.3	87.3	87.4	87.4	87.3

1) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 2) Assuming dilution when applicable and net of treasury shares. 3) Gross profit relative to sales. 4) Excluding costs for capacity alignment, antitrust related matters and in 2019 separation of our business segments. Non-U.S. GAAP measure. See reconciliation table. 5) Latest 12 months of net sales. 6) Total equity and net debt. 7) Annualized net income relative to average total equity. 8) Annualized operating income and income from equity method investments, relative to average capital employed. 9) Non-U.S. GAAP measure. See reconciliation table. 10) Net debt adjusted for pension liabilities in relation to EBITDA. Non-U.S. GAAP measure. See reconciliation table. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales. 13) Operating cash flow less Capital expenditures, net. Non-U.S. GAAP measure. See reconciliation table. 14) Free cash flow relative to Net income. Non-U.S. GAAP measure. See reconciliation table. The comparative cash conversion for first 9 months 2019 has been adjusted to n/a from that previously published. This is to align with the current period methodology applied that cash conversion is not applicable when the free cash flow or net income is negative in a period. 15) Dividends paid and Shares repurchased. 16) Excluding dilution when applicable and net of treasury shares.

Other Items

•

On August 3, 2020, Autoliv announced the appointment of Laurie Brlas as an independent member to its Board of Directors. Ms Brlas is a certified public accountant that has held CFO positions in Newmont Mining Corporation and Cliffs Natural Resources and currently serves on the board of directors of Albemarle Corporation, Exelon Corporation and Graphic Packaging Holding Company.

•	On October 1, 2020, Autoliv announced the promotion of Colin Naughton to the position of President, Asia and a member of Autoliv’s Executive

Management Team. The promotion is expected to be effective on November 1, 2020 as Brad Murray, current President of Autoliv Asia, has chosen to return to the United States after a multi-decade career in Japan. Colin has extensive experience leading large-scale operations and driving positive results for nearly two decades. He began his career at Autoliv in 1995, progressing into various Sales, Engineering and Operations leadership roles in several of Autoliv's locations in Asia. Colin will relocate from Thailand to Japan, where the Autoliv Asia Division is headquartered.

Next Report

Autoliv intends to publish the quarterly earnings report for the fourth quarter of 2020 on Tuesday, January 26, 2021.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 5872 0671

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 5872 0614

Inquiries: Media

Gabriella Ekelund

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on October 23, 2020.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10K, quarterly reports on Form 10‑Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions; the impacts of the coronavirus (COVID-19) pandemic on the Company’s financial condition, business operations, operating costs, liquidity and competition; changes in light vehicle production fluctuation in vehicle production schedules for which the Company is a supplier; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction and efficiency initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; (including the resolution of the Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Consolidated Statements of Net Income

(Dollars in millions, except per share data)	Third quarter		First 9 months		Latest 12	Full Year
(Unaudited)	2020	2019	2020	2019	months	2019
Airbag and Other products1)	$1,331.6	$1,349.3	$3,187.5	$4,232.7	$4,631.1	$5,676.3
Seatbelt products1)	705.6	678.4	1,743.1	2,123.7	2,490.7	2,871.3
Total net sales	$2,037.2	$2,027.7	$4,930.6	$6,356.4	$7,121.8	$8,547.6

Cost of sales	(1,637.5)	(1,648.6)	(4,185.5)	(5,198.8)	(5,949.9)	(6,963.2)
Gross profit	$399.7	$379.1	$745.1	$1,157.6	$1,171.9	$1,584.4

Selling, general & administrative expenses	(91.7)	(97.7)	(283.7)	(300.2)	(382.4)	(398.9)
Research, development & engineering expenses, net	(101.6)	(99.1)	(292.2)	(323.5)	(374.2)	(405.5)
Amortization of intangibles	(2.4)	(2.9)	(7.5)	(8.6)	(10.4)	(11.5)
Other income (expense), net	(29.5)	(25.6)	(86.4)	(28.8)	(100.3)	(42.7)
Operating income	$174.5	$153.8	$75.3	$496.5	$304.6	$725.8

Income from equity method investments	0.7	0.4	1.0	1.6	1.4	2.0
Interest income	1.1	0.7	3.7	2.7	4.6	3.6
Interest expense	(21.2)	(17.1)	(53.3)	(52.6)	(70.2)	(69.5)
Other non-operating items, net	(6.6)	(3.4)	(13.4)	(9.4)	(17.5)	(13.5)
Income before income taxes	$148.5	$134.4	$13.3	$438.8	$222.9	$648.4

Income taxes	(49.7)	(48.4)	(13.9)	(131.9)	(67.6)	(185.6)
Net income (loss)	$98.8	$86.0	$(0.6)	$306.9	$155.3	$462.8

Less: Net income attributable to non-controlling interest	0.5	0.6	1.0	1.0	1.3	1.3
Net income (loss) attributable to controlling interest	$98.3	$85.4	$(1.6)	$305.9	$154.0	$461.5

Earnings per share2, 3)	$1.12	$0.98	$(0.02)	$3.50	$1.76	$5.29

1) Including Corporate and other sales. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from EPS calculation.

Consolidated Balance Sheets

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions, unaudited)	2020	2020	2020	2019	2019
Assets
Cash & cash equivalents	$1,476.5	$1,223.2	$907.2	$444.7	$334.4
Receivables, net	1,615.7	1,179.5	1,428.1	1,626.7	1,656.2
Inventories, net	713.8	757.8	771.6	740.9	731.8
Other current assets	230.5	222.4	200.1	189.8	186.4
Total current assets	$4,036.5	$3,382.9	$3,307.0	$3,002.1	$2,908.8

Property, plant & equipment, net	1,779.1	1,753.1	1,749.5	1,815.7	1,747.9
Investments and other non-current assets	475.6	486.3	367.1	386.4	371.1
Operating leases right-of-use assets	137.3	150.0	148.5	156.8	154.1
Goodwill assets	1,389.6	1,385.0	1,382.4	1,387.9	1,383.3
Intangible assets, net	15.3	17.2	19.4	22.3	24.3
Total assets	$7,833.4	$7,174.5	$6,973.9	$6,771.2	$6,589.5

Liabilities and equity
Short-term debt1)	$1,025.5	$492.9	$318.8	$368.1	$289.9
Accounts payable	912.4	615.7	862.5	950.6	900.2
Operating lease liabilities, current	35.9	36.7	35.9	37.8	37.7
Other current liabilities	1,247.5	1,006.7	1,009.0	1,053.7	1,077.0
Total current liabilities	$3,221.3	$2,152.0	$2,226.2	$2,410.2	$2,304.8

Long-term debt1)	2,007.1	2,567.0	2,209.4	1,726.1	1,815.1
Pension liability	239.2	235.7	231.8	240.2	199.9
Operating lease liabilities, non-current	102.0	114.4	113.4	119.4	117.0
Other non-current liabilities	150.5	150.4	149.0	152.9	153.4
Total non-current liabilities	$2,498.8	$3,067.5	$2,703.6	$2,238.6	$2,285.4

Total parent shareholders’ equity	2,099.8	1,941.5	2,031.0	2,109.2	1,986.7
Non-controlling interest	13.5	13.5	13.1	13.2	12.6
Total equity	$2,113.3	$1,955.0	$2,044.1	$2,122.4	$1,999.3

Total liabilities and equity	$7,833.4	$7,174.5	$6,973.9	$6,771.2	$6,589.5

1) As of September 30, 2020, $600 million of the revolving credit facility loan was classified as short-term debt since it was repaid on October 2, 2020.

Consolidated Statements of Cash Flow

	Third quarter		First 9 months		Latest 12	Full Year
(Dollars in millions, unaudited)	2020	2019	2020	2019	months	2019
Net income (loss)	$98.8	$86.0	$(0.6)	$306.9	$155.3	$462.8
Depreciation and amortization	92.8	84.1	268.1	260.1	358.6	350.6
Other, net1)	22.8	8.8	(50.7)	(200.8)	(69.8)	(219.9)
Changes in operating assets and liabilities	137.8	16.4	163.2	(37.8)	248.2	47.2
Net cash provided by operating activities	$352.2	$195.3	$380.0	$328.4	$692.3	$640.7

Capital expenditures, net	(76.4)	(122.3)	(228.5)	(358.1)	(346.5)	(476.1)
Net cash used in investing activities	$(76.4)	$(122.3)	$(228.5)	$(358.1)	$(346.5)	$(476.1)

Net cash before financing2)	$275.8	$73.0	$151.5	$(29.7)	$345.8	$164.6

Net decrease in short-term debt3)	(55.7)	(58.6)	(197.7)	(309.4)	(252.4)	(364.1)
Net (decrease) increase in long-term debt3)	–	(1.7)	1,090.6	243.5	1,090.6	243.5
Debt issuance costs	–	–	–	(0.3)	–	(0.3)
Dividends paid	–	(54.2)	(54.1)	(162.7)	(108.4)	(217.0)
Common stock options exercised	–	0.1	0.2	0.3	0.8	0.9
Dividend paid to non-controlling interests	(1.0)	(1.1)	(1.0)	(1.1)	(1.0)	(1.1)
Net cash (used in) provided by financing activities	$(56.7)	$(115.5)	$838.0	$(229.7)	$729.6	$(338.1)

Effect of exchange rate changes on cash	34.2	(29.5)	42.3	(22.0)	66.7	2.4
Increase (decrease) in cash and cash equivalents	$253.3	$(72.0)	$1,031.8	$(281.4)	$1,142.1	$(171.1)
Cash and cash equivalents at period-start	1,223.2	406.4	444.7	615.8	334.4	615.8
Cash and cash equivalents at period-end	$1,476.5	$334.4	$1,476.5	$334.4	$1,476.5	$444.7

1) Mainly related to EC antitrust payment in Q2 2019. 2) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities". See reconciliation table. 3) As of September 30, 2020, $600 million of the revolving credit facility loan was classified as short-term debt in Balance Sheet since it was repaid on October 2, 2020.

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on pages 6 and 7 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions)	2020	2020	2020	2019	2019
Total current assets	$4,036.5	$3,382.9	$3,307.0	$3,002.1	$2,908.8
Total current liabilities	(3,221.3)	(2,152.0)	(2,226.2)	(2,410.2)	(2,304.8)
Working capital	$815.2	$1,230.9	$1,080.8	$591.9	$604.0
Cash and cash equivalents	(1,476.5)	(1,223.2)	(907.2)	(444.7)	(334.4)
Short-term debt	1,025.5	492.9	318.8	368.1	289.9
Derivative asset and liability, current	15.1	(2.6)	4.4	(4.2)	5.9
Dividends payable1)	–	–	54.1	54.1	54.1
Operating working capital	$379.3	$498.0	$550.9	$565.2	$619.5
1) As of April 2, 2020, the dividend payable in Mar 31, 2020 was cancelled.

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRD) as a part of our debt management, as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions)	2020	2020	2020	2019	2019
Short-term debt	$1,025.5	$492.9	$318.8	$368.1	$289.9
Long-term debt	2,007.1	2,567.0	2,209.4	1,726.1	1,815.1
Total debt	$3,032.6	$3,059.9	$2,528.2	$2,094.2	$2,105.0
Cash & cash equivalents	(1,476.5)	(1,223.2)	(907.2)	(444.7)	(334.4)
Debt issuance cost/Debt-related derivatives, net	17.0	1.2	8.5	0.3	10.7
Net debt	$1,573.1	$1,837.9	$1,629.5	$1,649.8	$1,781.3

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2018	2017	2016	2015
Short-term debt	$620.7	$19.7	$216.3	$39.6
Long-term debt	1,609.0	1,310.7	1,312.5	1,499.4
Total debt	$2,229.7	$1,330.4	$1,528.8	$1,539.0
Cash & cash equivalents	(615.8)	(959.5)	(1,226.7)	(1,333.5)
Debt issuance cost/Debt-related derivatives, net	4.9	(2.5)	(3.4)	(3.9)
Net debt	$1,618.8	$368.4	$298.7	$201.6

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	Sep 30	Dec 31	Sep 30
(Dollars in millions)	2020	2019	2019
Net debt1)	$1,573.1	$1,649.8	$1,781.3
Pension liabilities	239.2	240.2	199.9
Debt per the Policy	$1,812.3	$1,890.0	$1,981.2

Net income2)	155.3	462.8	216.1
Less; Net loss, Discontinued Operations2)	–	–	(2.0)
Net income, Continuing Operations2)	$155.3	$462.8	$214.1
Income taxes2)	67.6	185.6	226.8
Interest expense, net2, 3)	65.6	65.9	67.0
Depreciation and amortization of intangibles2)	358.6	350.6	348.8
Antitrust related matters, capacity alignments and separation costs2, 4)	107.8	48.6	254.5
EBITDA per the Policy (Adjusted EBITDA)	$754.9	$1,113.5	$1,111.2

Leverage ratio	2.4	1.7	1.8

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income. 4) No separation costs LTM Sep 30, 2020.

Free Cash Flow, Net Cash Before Financing and Cash Conversion

Management uses the non-U.S. GAAP measure free cash flow to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free cash flow see the reconciliation table below. Management uses the non-U.S. GAAP measure net cash before financing to analyze and disclose the cash flow generation available for servicing external stakeholders such as shareholders and debt stakeholders. For details on net cash before financing, see the reconciliation table below. Management uses the non-U.S. GAAP measure cash conversion to analyze the proportion of net income that is converted into free cash flow. The measure is a tool to evaluate how efficient the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Third quarter		First 9 months		Latest 12	Full Year
(Dollars in millions)	2020	2019	2020	2019	months	2019
Net income	$98.8	$86.0	$(0.6)	$306.9	$155.3	$462.8
Changes in operating assets and liabilities	137.8	16.4	163.2	(37.8)	248.2	47.2
Depreciation and amortization	92.8	84.1	268.1	260.1	358.6	350.6
Other, net1)	22.8	8.8	(50.7)	(200.8)	(69.8)	(219.9)
Operating cash flow	$352.2	$195.3	$380.0	$328.4	$692.3	$640.7
EC antitrust payment	–	–	–	(203)	–	(203)
Operating cash flow excl antitrust payment	$352.2	$195.3	$380.0	$531.4	$692.3	$843.7
Capital expenditure, net	(76.4)	(122.3)	(228.5)	(358.1)	(346.5)	(476.1)
Free cash flow2)	$275.8	$73.0	$151.5	$(29.7)	$345.8	$164.6
Free cash flow excl antitrust payment3)	$275.8	$73.0	$151.5	$173.3	$345.8	$367.6
Net cash before financing	$275.8	$73.0	$151.5	$(29.7)	$345.8	$164.6
Cash conversion4)	279.1%	84.9%	n/a	n/a	222.7%	35.6%
Cash conversion excl antitrust payment5)	279.1%	84.9%	n/a	56.5%	222.7%	79.4%

1) Mainly related to EC antitrust payment in Q2 2019. 2) Operating cash flow less Capital expenditures, net. 3) Operating cash flow excl EC antitrust payment less Capital expenditures, net. 4) Free cash flow relative to Net income. The comparative cash conversion for first 9 months 2019 has been adjusted to n/a from that previously published. This is to align with the current period methodology applied that cash conversion is not applicable when the free cash flow or net income is negative in a period. 5) Free cash flow excl EC antitrust payment relative to Net income.

	Full year	Full year	Full year	Full year
(Dollars in millions)	20181)	20171)	20161)	20151)
Net income	$183.7	$303.0	$561.6	$457.5
Changes in operating assets and liabilities	(229.3)	(0.3)	(77.8)	(26.1)
Depreciation and amortization	397.1	425.8	383.0	319.1
Goodwill impairment charges	–	234.2	–	–
Other, net4)	239.1	(26.8)	1.6	0.0
Operating cash flow	$590.6	$935.9	$868.4	$750.5
Capital expenditure, net	(554.8)	(569.6)	(498.6)	(449.6)
Free cash flow2)	$35.8	$366.3	$369.8	$300.9
Acquisitions of businesses and other, net	(72.9)	(127.7)	(227.4)	(141.5)
Net cash before financing	$(37.1)	$238.6	$142.4	$159.4
Cash conversion3)	19.5%	120.9%	65.8%	65.8%
1) Including Discontinued Operations. 2) Operating cash flow less Capital expenditures, net. 3) Free cash flow relative to Net income. 4) For full year 2018 including EC antitrust non-cash provision.

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Third quarter 2020			Third quarter 2019
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust- ments1)	Non-U.S. GAAP
Operating income	$174.5	$31.1	$205.6	$153.8	$28.7	$182.5
Operating margin, %	8.6	1.5	10.1	7.6	1.4	9.0
Income before taxes	$148.5	$31.1	$179.6	$134.4	$28.7	$163.1
Net income attributable to controlling interest	$98.3	$31.1	$129.4	$85.4	$28.3	$113.7
Return on capital employed, %2)	18.7	3.0	21.7	16.2	2.9	19.1
Return on total equity, %3)	19.4	5.3	24.7	17.1	5.4	22.5
Earnings per share4, 5)	$1.12	$0.36	$1.48	$0.98	$0.32	$1.30

1) Costs for capacity alignment, antitrust related matters and in 2019 separation of our business segments. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution when applicable and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	First 9 months 2020			First 9 months 2019
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$75.3	$94.9	$170.2	$496.5	$35.6	$532.1
Operating margin, %	1.5	2.0	3.5	7.8	0.6	8.4
Income before taxes	$13.3	$94.9	$108.2	$438.8	$35.6	$474.4
Net income attributable to controlling interest	$(1.6)	$85.0	$83.4	$305.9	$32.6	$338.5
Capital employed	$3,686	$85	$3,771	$3,781	$32	$3,813
Return on capital employed, %2)	2.7	3.4	6.1	18.0	1.3	19.3
Return on total equity, %3)	0.0	5.4	5.4	20.7	2.1	22.8
Earnings per share4, 5)	$(0.02)	$0.97	$0.95	$3.50	$0.37	$3.87
Total parent shareholders' equity per share	$24.05	$0.97	$25.02	$22.78	$0.37	$23.15

1) Costs for capacity alignment, antitrust related matters and in 2019 separation of our business segments. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution when applicable and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	Latest 12 months			Full year 2019
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$304.6	$107.8	$412.4	$725.8	$48.6	$774.4
Operating margin, %	4.3	1.5	5.8	8.5	0.6	9.1
1) Costs for capacity alignment, antitrust related matters and separation of our business segments.

	Full year 2018			Full year 2017
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$686.0	$222.2	$908.2	$859.6	$39.7	$899.3
Operating margin, %	7.9	2.6	10.5	10.6	0.5	11.1
1) Costs for capacity alignment and antitrust related matters in 2017 and 2018, and separation of our business segments in 2018.

(Dollars in millions)	Full year 2016			Full year 2015
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$831.0	$34.5	$865.5	$707.7	$166.4	$874.1
Operating margin, %	10.5	0.4	10.9	9.3	2.2	11.5
1) Costs for capacity alignment and antitrust related matters.

Items included in Non-U.S. GAAP adjustments	Third quarter 2020		Third quarter 2019
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	$30.9	$0.36	$27.4	$0.31
Antitrust related matters	0.2	0.00	0.1	0.00
Separation costs	–	–	1.2	0.01
Total adjustments to operating income	$31.1	$0.36	$28.7	$0.32
Tax on non-U.S. GAAP adjustments1)	0.0	0.00	(0.4)	0.00
Total adjustments to net income	$31.1	$0.36	$28.3	$0.32

Average number of shares outstanding – diluted2)		87.4		87.3

Annualized adjustment on Return on capital employed	$124.4		$114.8
Adjustment return on capital employed, %	3.0		2.9

Annualized adjustment on Return on total equity	$124.4		$113.2
Adjustment return on total equity, %	5.3		5.4
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) Annualized average number of outstanding shares.
Items included in Non-GAAP adjustments	First 9 months 2020		First 9 months 2019
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	$94.4	$1.08	$40.5	$0.46
Antitrust related matters	0.5	0.01	(6.1)	(0.07)
Separation costs	–	–	1.2	0.01
Total adjustments to operating income	$94.9	$1.09	$35.6	$0.40
Tax on non-U.S. GAAP adjustments1)	(9.9)	(0.12)	(3.0)	(0.03)
Total adjustments to Income from Continuing operations	$85.0	$0.97	$32.6	$0.37

Average number of shares outstanding – diluted2)		87.4		87.4

Annualized adjustment on Return on capital employed	$126.5		$47.5
Adjustment Return on Capital employed, %	3.4		1.3

Annualized adjustment on Return on total equity	$113.3		$43.5
Adjustment Return on Total equity, %	5.4		2.1
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) Annualized average number of outstanding shares.

Multi-year Summary
Continuing Operations unless noted

(Dollars in millions, except per share data)	2019	2018	2017	2016	2015
Sales and Income
Net sales	$8,548	$8,678	$8,137	$7,922	$7,636
Airbag sales1)	5,676	5,699	5,342	5,256	5,036
Seatbelt sales	2,871	2,980	2,794	2,665	2,599
Operating income	726	686	860	831	708
Net income attributable to controlling interest	462	376	586	558	443
Earnings per share (US$) – basic2)	5.29	4.32	6.70	6.33	5.03
Earnings per share (US$) – assuming dilution2, 3)	5.29	4.31	6.68	6.32	5.02
Gross margin, %4)	18.5	19.7	20.6	20.6	20.5
R,D&E net in relation to sales, %	(4.7)	(4.8)	(4.6)	(4.5)	(4.1)
S,G &A net in relation to sales, %	(4.7)	(4.5)	(5.0)	(5.0)	(4.8)
Operating margin, %5)	8.5	7.9	10.6	10.5	9.3
Adjusted operating margin, %6, 7)	9.1	10.5	11.1	10.9	11.5
Balance Sheet
Operating working capital	565	478	581	488	525
Days receivables outstanding8)	70	71	76	70	71
Days inventory outstanding9)	35	35	35	32	31
Total equity	2,122	1,897	4,169	3,926	3,468
Total parent shareholders’ equity per share (US$)	24.19	21.63	46.38	41.69	39.22
Current assets excluding cash	2,557	2,670	2,598	2,269	2,259
Property, plant and equipment, net	1,816	1,690	1,609	1,329	1,265
Intangible assets (primarily goodwill)	1,410	1,423	1,440	1,430	1,445
Capital employed	3,772	3,516	4,538	4,225	3,670
Net debt7)	1,650	1,619	368	299	202
Total assets	6,771	6,722	6,947	6,565	6,518
Long-term debt	1,726	1,609	1,311	1,313	1,499
Operating working capital in relation to sales, %	6.6	5.5	7.1	6.2	6.9
Return on capital employed, %10, 11)	20	17	n/a	n/a	n/a
Return on total equity, %11, 12)	23	13	n/a	n/a	n/a
Total equity ratio, %	31	28	49	48	46
Cash flow
Operating Cash flow13)	641	591	936	868	751
Depreciation and amortization13)	351	397	426	383	319
Capital expenditures, net13)	476	555	570	499	450
Capital expenditures, net in relation to sales, %13)	5.6	5.7	5.5	4.9	4.9
Free Cash flow7, 13, 14)	165	36	366	369	301
Cash conversion, %7, 13, 15)	35.6	19.5	120.8	65.7	65.8
Direct shareholder return13, 16)	(217)	(214)	(366)	(203)	(300)
Cash dividends paid per share (US$)	2.48	2.46	2.38	2.30	2.22
Other data
Number of shares outstanding (million)17)	87.2	87.1	87.0	88.2	88.1
Number of employees, December 31	58,900	57,700	56,700	55,800	51,300

1) Including steering wheels, inflators and initiators. 2) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 3) Assuming dilution and net of treasury shares. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 7) Non-US GAAP measure, for reconciliation see tables above. 8) Outstanding receivables relative to average daily sales. 9) Outstanding inventory relative to average daily sales. 10) Operating income and income from equity method investments, relative to average capital employed. 11) The Company has decided not to recalculate prior periods since the distribution of Veoneer had a significant impact on total equity and capital employed making the comparison less meaningful. 12) Income relative to average total equity. 13) Including Discontinued Operations. Free cash flow and cash conversion are non-US GAAP measures, see reconciliation tables above. 14) Operating cash flow less Capital expenditures, net. 15) Free cash flow relative to Net income. 16) Dividends paid and Shares repurchased. 17) At year end, excluding dilution and net of treasury shares.